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P R E S S    R E L E A S E


AUTOLIV COMPLETES TENDER OFFER FOR SHARES OF OEA

(STOCKHOLM, MAY 2, 2000) - AUTOLIV, INC. (NYSE: ALV AND SSE: ALIV) - THE WORLDWIDE LEADER IN AUTOMOTIVE SAFETY SYSTEMS - ANNOUNCED TODAY A SUCCESSFUL COMPLETION OF THE TENDER OFFER BY OEA MERGER CORPORATION, AN INDIRECT WHOLLY OWNED SUBSIDIARY OF AUTOLIV, INC. FOR ALL OUTSTANDING SHARES OF COMMON STOCK OF OEA, INC. FOR $10.00 PER SHARE, NET TO THE SELLER IN CASH. THE TENDER OFFER EXPIRED, AT MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 1, 2000; OEA MERGER CORPORATION HAS ACCEPTED FOR PURCHASE ALL SHARES VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER. BASED ON INFORMATION PROVIDED BY FIRST CHICAGO TRUST COMPANY OF NEW YORK, AS DEPOSITARY, APPROXIMATELY 19,507,906 SHARES OF OEA, INC. HAVE BEEN ACQUIRED BY OEA MERGER CORPORATION (INCLUDING 95,632 SHARES SUBJECT TO GUARANTEES OF DELIVERY), REPRESENTING APPROXIMATELY 95% OF ALL OUTSTANDING SHARES.

PAYMENT FOR SHARES PROPERLY TENDERED AND ACCEPTED WILL BE MADE AS PROMPTLY AS PRACTICABLE AND, IN THE CASE OF SHARES TENDERED BY GUARANTEED DELIVERY PROCEDURES, PROMPTLY AFTER TIMELY DELIVERY OF SHARES AND REQUIRED
DOCUMENTATION.

AS PREVIOUSLY ANNOUNCED, AUTOLIV, INC. WILL ACQUIRE THE REMAINING OEA, INC. SHARES IN A MERGER IN WHICH EACH SHARE OF OEA, INC. COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $10.00 IN CASH, SUBJECT TO APPRAISAL RIGHTS, AND FOLLOWING WHICH OEA, INC. WILL BECOME AN INDIRECT WHOLLY OWNED SUBSIDIARY OF AUTOLIV, INC. AUTOLIV, INC. AND OEA, INC. EXPECT TO CONSUMMATE THE MERGER AS SOON AS PRACTICABLE.

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Inquires:
Mats Odman, Dir. Corp. Comm., Tel +46 (8) 587 20 623 or +46 (708) 32 09 33
Barry Murphy, Director Investor Relations, Tel. +1 (248) 475-0409
Website: www.autoliv.com

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Autoliv Inc.                                    Autoliv North America, Inc.
Klarabergsviadukten 70, Sec. E                  1320 Pacific Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden   Auburn Hills, MI 48326-1569, USA
Tel +46 (8) 58 72 06 00, Fax +46 (8) 411 70 25  Tel +1 (248) 475-0409, Fax +1 (248) 475-9831
e-mail: mats.odman@autoliv.com                  e-mail: barry.murphy@autolivasp.com
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